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                                                                  EXHIBIT 10.71


                                December 3, 1999



Mr. Melford S. Carter, Jr.

Dear Mel:

     The purpose of this letter is to state our agreement concerning your resignation and the termination of your employment with Denali Incorporated ("Denali"). Our agreement, as stated in this letter, is intended to be legally binding on and for the benefit of you and Denali (and its affiliates and representatives). It is also our mutual intent that our agreement, as embodied in this document, be a final compromise and disposition of any and all claims or disputes, of any kind, which you have or may have, including those related to your employment with Denali or the termination of such employment. This letter agreement may be referred to by name as our "SEVERANCE AGREEMENT AND RELEASE AND WAIVER OF ALL CLAIMS."

TERMS

     You have offered, and Denali has accepted, your resignation. You will have no other duties or responsibilities for Denali, effective December 3, 1999. In return for your resignation and your waiver and release of any and all claims, Denali will pay or provide to you the following severance benefits:

         1. The gross amount, less withholding for taxes, of sixty thousand and no/100 dollars ($60,000.00), in a lump sum.

         2. The Company will continue to pay the employer-paid portion of the monthly premiums actually incurred for continuation of your group medical and dental insurance until you become eligible for health plan coverage in connection with other employment or for six months, whichever occurs first. You will be responsible for the employee-paid portion of the monthly premiums incurred for continuation of your group medical and dental insurance in the amount of $114.60 per month until you become eligible for health plan coverage in connection with other employment or for six months, whichever occurs first.

         3. The Company will pay an amount equal to monthly premiums actually incurred for continuation of your Basic life and AD&D insurance, subject to a maximum benefit of $50.00 per month, until you become eligible for life insurance coverage in connection with other employment or for six months, whichever occurs first.
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         4.    Acceleration of your vesting in the (1) Incentive Stock Option
               Agreement granted on November 20, 1997, to be fully vested with exercise rights until January 1, 2000; (2) Incentive Stock Option Agreement granted on April 21, 1999, to be 20% vested with exercise rights until January 1, 2001; and (3) Incentive Stock Option Agreement granted on July 28, 1999, to be 20% vested with exercise rights until January 1, 2001.

         5.    Outplacement services.

All payments will be subject to normal withholding for taxes.

     This agreement does not alter, modify or restrict in any way any rights you may have under COBRA to obtain continued coverage under Denali's group health and dental plans.

RELEASE AND WAIVER OF ALL CLAIMS

         1. In consideration of and in return for the severance payments and benefits stated in this agreement, you hereby agree to release Denali Incorporated, including its current and former owners, subsidiaries and affiliates, directors, officers, employees, agents and successors, and all benefit plans sponsored by Denali or any of its affiliates ("Denali Parties"), from liability for any and all claims, causes of action, liabilities, damages, and other remedies, of any kind, whether now known or unknown, including, but not limited to, any related to your employment by Denali and the termination of your employment, as well as to any other matter. This release includes, but is not limited to, claims or causes of action arising under federal and state fair employment or discrimination laws (including but not limited to any rights or claims you may have under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, and the Texas Commission on Human Rights Act), laws pertaining to breach of employment contract, wrongful discharge, common law tort (e.g., negligence, infliction of emotional distress, defamation, assault, fraud, etc.), and/or any other federal, state or local laws relating in any way to your employment, events occurring during the course of your employment (including to the date of your acceptance of this agreement), and/or the termination of your employment with Denali. Our agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, we are simply agreeing that, IN RETURN FOR DENALI'S AGREEMENT TO THE SEVERANCE PAYMENTS AND BENEFITS STATED IN THIS LETTER, ANY AND ALL POTENTIAL CLAIMS THAT YOU MAY HAVE AGAINST THE DENALI PARTIES, REGARDLESS OF WHETHER THEY ACTUALLY EXIST, ARE EXPRESSLY AND FOREVER SETTLED, COMPROMISED AND WAIVED. This release will have no effect on any matters relating to your shares of Denali common stock now owned.
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     You represent to the Denali Parties that you (a) are legally and mentally competent to make this agreement, (b) that you are the sole owner of all potential claims that you may have against the Denali Parties and that no portion of any such claim has been sold or assigned by you to any third party, and (c) that you possess the exclusive right to receive all of the severance payments and benefits enumerated in this agreement.

     You acknowledge that the severance payment and benefits described in this letter are valuable consideration to which you would not be entitled, but are solely in return for the waiver of rights and claims and your other agreements as stated in this agreement.

         2. You agree, to the extent permitted by law, not to bring or join any lawsuit or file any charge or claim against any of the Denali Parties in any court or before any government agency (except as necessary to protect your rights under this agreement) relating to your employment, events occurring during your employment, the termination of your employment, or any other matter. You further agree that should you assert before any court or government agency that the release and waiver provisions of this agreement are void or unenforceable for any reason, then Denali shall have the right, at its option, to rescind this agreement, in which event you shall be obligated to return to Denali all amounts paid to you as severance benefits under this agreement. You also agree to waive any right to future employment with any of the Denali Parties and agree that you will not seek employment with them in the future.

     You acknowledge that you have already received all other wages or pay to which you are entitled (including for vacation or other accrued paid leave time and excluding three (3) days compensation in December and five (5) days vacation accrued but not taken).

COOPERATION

     You agree to cooperate with Denali to the extent reasonably required in all matters related to the orderly transfer to other Denali representatives of pending matters on which you were working as of the date of the termination of your employment. Your cooperation will continue until March 1, 2001, or a total of 50 hours, whichever is longer. If cooperation is requested by the Company that is more than 50 hours, compensation will be paid at the rate of $75 per hour. You also agree to act in good faith and to use reasonable efforts to cooperate with any reasonable request by any representative of Denali for information or assistance related to matters for which you had responsibility in your former employment with Denali.
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CONFIDENTIALITY

     You agree not to disclose the terms of this Severance Agreement and Release and Waiver of All Claims to any other person, except that you may disclose such terms to your attorney, financial advisors and/or tax accountants, and members of your immediate family. You also agree to refrain from making public or private statements or comments relating to any of the Denali Parties which are derogatory or which may tend to injure any such party or person in its or their business, public or private affairs. Directors and officers of Denali agree to refrain from making public statements or comments relating to you which are derogatory or may tend to injure you or your business, public or private affairs.

PROPRIETARY AND CONFIDENTIAL INFORMATION

     In accordance with your existing and continuing obligations, you acknowledge that Denali Incorporated and its affiliates have developed and own valuable "Proprietary and Confidential Information" which constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present or anticipated business of Denali and its various related entities. Except as may be required by law, you agree that you will not at any time disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by you) without the prior written consent of an authorized representative of Denali. Except as may be required by law, you further agree to maintain in confidence any Proprietary and Confidential Information of third parties received or of which you have knowledge as a result of your employment with Denali. You agree that in the event of any actual or anticipated breach by you of the provisions of this paragraph, Denali shall be entitled to inform all potential or new employers of this agreement. However, notwithstanding the foregoing, as additional consideration for this Agreement, Denali releases you from the non-competition obligation of that agreement titled Confidentiality and Non-Competition Agreement and entered into on September 5, 1997.

NON-ADMISSION

     You agree that neither the contents of this Severance Agreement and Release and Waiver of All Claims nor our communications concerning it or related events constitutes an admission or evidence of wrongdoing of any type by any of the Denali Parties.

TAX LIABILITY

     You understand and agree that you will be solely and exclusively responsible for the entire amount of taxes (except the employer's portion of Social Security taxes) due on all severance payments and benefits you receive pursuant to this agreement and that Denali will follow its normal withholding and reporting practices, as well as fully comply with all legal requirements, with respect to such payments and benefits.
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SEVERABILITY

     In the event that any provision of this agreement is determined in the future to be invalid, void or unenforceable for any reason, such determination shall not affect the validity and enforceability of all remaining provisions of our agreement. The only exception is that a determination that the "Release and Waiver of All Claims" portion of this agreement is unenforceable shall result in the entire agreement becoming voidable, at the option of Denali, thereby requiring the return to Denali of all payments and benefits given in consideration for those release provisions.

ENTIRE AGREEMENT

     This Severance Agreement and Release and Waiver of All Claims supersedes, replaces and merges all previous agreements and discussions between you and Denali relating to the same or similar subject matters and constitutes the entire agreement between you and Denali with respect to its subject matter. This Severance Agreement and Release and Waiver of All Claims may not be changed or terminated orally, and no change, termination or waiver of any of its provisions shall be binding unless made in writing and signed by all parties.

REVIEW AND SIGNATURE

     Your signature below will acknowledge that you have carefully read this Severance Agreement and Release and Waiver of All Claims, that you have had an adequate opportunity to consider it, and that you fully understand its final and binding effect; that the only promises made to you to sign this agreement are those stated in this document; and that you are signing this document voluntarily and of your own free will, and that you understand and agree to each of the terms of this Severance Agreement and Release and Waiver of All Claims.

                                             Sincerely yours,
                                             DENALI INCORPORATED

                                             By:  /s/ RICHARD W. VOLK
                                                ---------------------------
                                                Richard W. Volk
                                                Chairman


         AGREED TO and EXECUTED this 3rd day of December, 1999.

                                                  /s/ MELFORD S. CARTER, JR.
                                                ----------------------------
                                                Melford S. Carter, Jr.